Exhibit 99.1

B. Riley Financial Announces CFO Transition

Scott Yessner to Assume Chief Financial Officer Role, Succeeding Phillip Ahn

LOS ANGELES, May 19, 2025 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services company, today announced that Scott Yessner has been appointed Chief Financial Officer, effective June 3, 2025. Mr. Yessner, who has served as a strategic advisor for B. Riley Financial for the past two months, will succeed Phillip Ahn, who is departing to pursue another opportunity.

Mr. Yessner brings to B. Riley significant experience and a proven track record as the Chief Financial Officer of public and private companies, with a particular focus on leading corporate transformations. He previously served as CFO of California Expanded Metal Products Company (CEMCO), where he helped the company improve EBITDA by $40 million over two years, which ultimately culminated in CEMCO’s sale. Prior to that, he was the CFO of Universal Technical Institute where he oversaw a transformation that delivered $45 million improvement in EBITDA and during which time the company’s stock price increased 250 percent. Earlier in his career, he served as a divisional Chief Financial Officer for several large diversified financial services companies, including Wells Fargo Advisors and MUFG Union Bank.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, commented: “We are excited to welcome Scott as our next CFO and believe B. Riley will benefit from his background as both a finance executive and operator. Scott brings substantial experience as a public company CFO, having led successful business transformations and managed complex audits. We are confident he has the right skillset for B. Riley as we evolve our business and deliver value for our clients and shareholders.”

Mr. Yessner said, “B. Riley has tremendous talent and capital markets capabilities, successfully creating value for their clients and shareholders for decades. Working with the B. Riley team and Phil the past two months has been a great experience and should enable a seamless CFO transition. I’m very excited to join and partner with Bryant, Tom and the B. Riley leadership team to deliver great value and dynamic solutions to our valuable clients and drive shareholder value.”

Mr. Riley added, “Phil has been an instrumental member of our executive team for more than a decade, and we thank him for his many contributions and dedication to B. Riley throughout his tenure, including the past year as we executed a number of strategic transactions. We are excited for what we expect to be a seamless transition from Phil to Scott, who has been serving as a strategic advisor over the past two months. We wish Phil much success in his future endeavors.”

Tom Kelleher, Co-Chief Executive Officer of B. Riley Financial, commented: “On behalf of the entire B. Riley team, I want to thank Phil for his leadership and dedication to the Company. Phil has been an important member of our team, and we wish him the very best as he embarks on his next opportunity.”

Mr. Ahn added, “I am proud to have been a part of the B. Riley team for over a decade and am confident that the Company will continue to deliver upon its outlined strategic initiatives. I look forward to supporting Scott and the rest of the organization in this transition.”

B. Riley will file a Form 8-K with the SEC outlining the employment agreement entered into with Mr. Yessner. Under the terms of the agreement and as further detailed in the filing, the Compensation Committee of the B. Riley Board of Directors has granted Mr. Yessner the following equity awards: restricted stock of 100,000 shares of common stock upon start date; and restricted stock options exercisable for a total of 300,000 shares of common stock, of which a third are exercisable at $7 per share, a third are exercisable at $10 per share and a third are exercisable at $12.50 per share. One third of each tranche of options will vest on the first, second and third anniversary of the start date. Additional compensation details will be included in the 8-K.

About Scott Yessner

Mr. Yessner has held broad executive roles in financial services and diverse industrial companies with a track record of successful transformations. Mr. Yessner served as CFO with broad executive responsibilities for CEMCO, a building materials and steel company in Los Angeles where he led an effort to deliver $200 million of value creation in two and a half years. Mr. Yessner also served as CFO for Universal Technical Institute partnering with the organization to drive a company-wide transformation during which time the company’s stock price increased by 250 percent. Prior to these roles, he served as divisional chief financial officer for Wells Fargo Advisors and MUFG Union Bank and held various finance and strategy roles at Jackson National Life Insurance Company. Mr. Yessner has also served as an advisor to private equity firms. Mr. Yessner received a B.A in Economics from the University of California, Los Angeles and is a CPA licensed in CA.

About B. Riley Financial

B. Riley Financial (BRF) is a diversified financial services company that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. BRF leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its subsidiaries and affiliated entities, BRF provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. BRF opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. BRF refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

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